Exhibit 99.1

SenesTech Announces Record Second Quarter 2022 Product Sales

Sales up 73% year-over-year and up 42% sequentially

PHOENIX, Ariz., August 11, 2022  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today announced record second quarter 2022 product sales, with sales increasing 73% compared to the second quarter in the prior year, and up 42% sequentially from the first quarter of 2022. The second quarter represented a new quarterly record for SenesTech, with June being the highest revenue month ever.

Sales growth during the quarter was led by increases in the Company’s e-commerce solutions, continued traction within zoos and animal sanctuaries, deployment of ContraPest at two campuses of a major Silicon Valley technology company, deployment into a county homeless encampment, and continued expansion in poultry facilities. The poultry expansion is being driven by the launch of the novel and patent pending Elevate Bait System™ with ContraPest (“Elevate”) as both new and existing customers add the system to their pest management programs.

Elevate, the first product of its kind specifically designed to address rat problems in above-ground locations, commenced shipments on June 15th following a slight delay due to supply chain disruptions. In just the final nine business days of the quarter, Elevate shipments totaled 1,500 units, with customers primarily coming from the agribusiness segment. The Company believes Elevate will help key agricultural customers better meet their needs of addressing roof rats, which species characteristically reside above ground, especially in the rafters of barns, granaries and storage and manufacturing facilities. The Elevate system, with its suspended bait station, is revolutionary within the pest control industry, which typically utilizes traditional bait boxes to deliver pesticides and other products. The system is designed to permit easy drop in and replacement of new 8-ounce bottles of ContraPest, reducing servicing time and cost.

The Company’s e-commerce platform continues to be a key driver of growth for SenesTech, representing 55% sequential revenue growth and contributing nearly 50% of overall sales during the second quarter. The e-commerce growth is being driven by its marketing initiatives, including the award-winning “Operation Rat Race” campaign, resulting in consistent increases in traffic, as well as increased website functionality. In particular, the state of California, which recently implemented the Ecosystems Protection Act of 2021, banning the use of commonly used second-generation anticoagulant poisons under many circumstances, saw e-commerce sales more than double sequentially from the first quarter of 2022.

The zoos and sanctuaries segment continues to be a key early adopting segment for ContraPest, where the Company has grown the vertical over 300% in the past 12 months, with nearly 70 current customers. ContraPest has been shown in multiple, independent deployments to be effective when used alone or in conjunction with other integrated pest management (IPM) tools, with efficacy improvements of up to more than 90% over the use of traditional IPM methods. This makes ContraPest a logical choice for deployments in zoos and sanctuaries where traditional methods are falling short and where there is a heightened risk of non-target species exposure. A recent and significant win in one of the 5 largest zoos in the country was the successful breeding, egg recovery, and hatching of endangered birds in the aviary. This had been impossible for the past few years due to a rat infestation and subsequent predation of eggs before they could be collected. The zoo staff credits the addition of ContraPest to their IPM as what allowed them to finally get the rat population under control. This success is important not only to the birds in the aviary, but as a demonstrated tool that can contribute to the conservation of threatened species. Additionally, the Company has developed customized programs for zoos and sanctuaries with targeted advertising and sales efforts and expects the addition of Elevate to accelerate growth into this market going forward.

“The second quarter represents another quarter of record quarterly sales and strong sequential growth of 42% from the most recent quarter,” said Ken Siegel, SenesTech’s Chief Executive Officer. “With Elevate now available nationwide, coupled with strong e-commerce return on ad spend metrics, and increasing adoptions across a wide variety of industry segments, I believe we are well positioned to continue to grow adoption in the quarters to come.”

Second Quarter 2022 Highlights

●	Revenue during Q2 2022 was approximately $277,000 compared to approximately $160,000 in Q2 2021, an increase of 73%; and compared to approximately $195,000 in Q1 2022, a sequential increase of 42%.

●	Gross profit during Q2 2022 was approximately $136,000 or 49% of total revenue, compared to approximately $41,000, or 26% of total revenue, in Q2 2021.

●	Net loss during Q2 2022 was $(2.6) million, compared with a net loss of $(1.7) million for Q2 2021.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q2 2022 was $(2.3) million compared to $(2.1) million in Q2 2021.

●	Cash at the end of June 2022 was approximately $5.0 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, August 11, 2022, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 4931404. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days or https://app.webinar.net/5V6e8Kw8A01.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest ® , the only U.S. EPA registered contraceptive for male and female rats. ContraPest ® fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that Elevate will help key agricultural customers better meet their needs of addressing roof rats that reside above ground, especially in the rafters of barns, granaries and storage and manufacturing facilities; our belief that the Elevate system is revolutionary within the pest control industry; our belief that the efficacy of ContraPest makes it a logical choice for deployments in zoos and sanctuaries where traditional methods are falling short and where there is a heightened risk of non-target species exposure; our expectation that the addition of Elevate will accelerate growth into the zoos and sanctuaries vertical going forward; our belief that interest is strong in Elevate and should provide us with the platform to penetrate into a number of key markets, particularly agriculture, that are looking for a solution that allows for the Targeting of roof rates where they live, eat and breed, which most times is in the rafters of their various buildings and structures; approval to sell Elevate by the state of California should bode well for further adoption in the second half of the year; our belief that it is evident that we are making traction in positioning ContraPest as a key component of an integrated pest management program; and our belief that we are well positioned to continue to grow adoption in the quarters to come. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.
BALANCE SHEETS

(In thousands, except shares and per share data)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS

Current assets:
Cash	$5,000	$9,326
Accounts receivable trade, net	84	77
Prepaid expenses	338	230
Inventory	976	1,001
Deposits	22	22
Total current assets	6,420	10,656

Right to use asset-operating leases	431	511
Property and equipment, net	367	334
Total assets	$7,218	$11,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$-	$32
Accounts payable	286	333
Accrued expenses	884	578
Deferred Revenue	41	-
Total current liabilities	1,211	943

Operating lease liability	443	523
Total liabilities	1,654	1,466

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,212,950 and 12,207,283 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	12	12
Additional paid-in capital	122,961	122,531
Accumulated deficit	(117,409)	(112,508)
Total stockholders’ equity	5,564	10,035

Total liabilities and stockholders’ equity	$7,218	$11,501

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2022	2021	2022	2021

Sales	$277	$160	$472	$248

Cost of sales	141	119	246	169
Gross profit	136	41	226	79

Operating expenses:
Research and development	431	455	947	910
Selling, general and administrative	2,277	1,935	4,184	3,357
Total operating expenses	2,708	2,390	5,131	4,267

Net operating loss	(2,572)	(2,349)	(4,905)	(4,188)

Other income (expense):
Interest income	1	1	3	3
Interest expense	-	(3)	(1)	(8)
Payroll Protection Program loan forgiveness	-	650	-	650
Other income	2	1	2	22
Total other income	3	649	4	667

Net loss and comprehensive loss	$(2,569)	$(1,700)	$(4,901)	$(3,521)

Weighted average common shares outstanding - basic and fully diluted	12,212,701	12,178,754	12,210,863	10,169,061

Net loss per common share - basic and fully diluted	$(0.21)	$(0.14)	$(0.40)	$(0.35)

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA
For the Three And Six Months Ended June 30, 2022 and 2021

(Unaudited)

(in thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2022	2021	2022	2021
Net Loss (As Reported, GAAP)	$(2,569)	$(1,700)	$(4,901)	$(3,521)

Non-GAAP Adjustments:
Interest expense (income), net	(1)	2	(2)	5
Stock-based compensation	248	182	430	337
Paycheck Protection Program loan forgiveness	-	(646)	-	(646)
Reserve for future severance payments	-	(39)	-	(39)
(Gain) loss on sales of assets	(2)	(1)	(2)	(1)
Depreciation expense	47	78	113	151
Total of non-GAAP adjustments	292	(424)	539	(193)

Adjusted EBITDA Loss (Non-GAAP)	$(2,277)	$(2,124)	$(4,362)	$(3,714)